                                  Exhibit 10.1




LADD FURNITURE, INC.                                  NEWS RELEASE

                                                      FOR IMMEDIATE RELEASE

                                                      October 17, 1996

One Plaza Center  Box HP3                             Contact:  John J. Ong

High Point, NC 27261-1500                             (910) 888-6353

                                                      E-mail: ong@nr.infi.net

















              LADD REPORTS $1.8 MILLION PROFIT FOR THIRD QUARTER



    HIGH POINT, NC - LADD Furniture, Inc. today reported net earnings of $1.8 million or $0.23 per share for this year's third quarter, up from 1996's second quarter net earnings of $1.2 million or $0.15 per share. In the third quarter of 1995, the company earned $1.9 million or $0.24 per share. Net sales for this year's third quarter totaled $124.1 million, down from $159.1 million in the same period of fiscal 1995, with most of the decline resulting from

LADD's divestiture of several of its business units in late 1995 and early

1996.

   LADD president and CEO Fred L. Schuermann, Jr. said, "Excluding the divestiture companies, our 1996 third quarter net sales increased slightly compared to those of the prior quarter." He noted, "We have had several nonrecurring transactions during the past two quarters which make LADD's reported results difficult to evaluate. In this year's second quarter, we recorded a substantial nonrecurring gain resulting from the curtailment of the company's retiree health care plan, and then during the September quarter we recorded a gain of $1.7 million in conjunction with the settlement of a long-

standing insurance claim. When our results are adjusted to exclude these two nonrecurring items, along with the operations of our divested companies and the various restructuring costs we have incurred, LADD's pretax profit was $3.7 million higher in the third quarter of this year than in the second quarter of fiscal 1996."

     Schuermann added, "I am encouraged that this increase in LADD' s profitability was accomplished despite an overall flat sales environment, and

I am particularly pleased with the continuing progress this management team is achieving during 1996 throughout the company. In addition," he concluded, "the general tone of business in the residential furniture industry has improved in the last month or so. This should bode well for the International Home

Furnishings Market which began here in High Point today. We are very excited with the products we will be presenting during the market this week and next."



     LADD executive vice president and chief financial officer William S.

Creekmuir said he was pleased to report that the company's total debt was reduced by $9.8 million during the third quarter, to $143.4 million as of

September 28, 1996. Creekmuir noted



                                     - OVER -





                   The LADD family of fine furniture companies

Lea Industries (BULLET) American Drew (BULLET) Clayton Marcus (BULLET) Barclay

   American of Martinsville (BULLET) Kenbridge (BULLET) Pennsylvania House

                                (BULLET) Pilliod
that, during the second and third quarters combined, the total debt reduction was $13.9 million. "Equally important," he said, "our inventories declined by

$8.0 million in the third quarter." He said total inventories were $86.4 million as of September 28, 1996, down from $94.4 million three months earlier.

   Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. The company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, American of Martinsville, Barclay, Clayton Marcus,

Kenbridge, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of

Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes and governmental and university dormitory markets.

LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF.



TABLE FOLLOWS



                             #  #  #  #  #  #  #



NOTE: To receive fax copies of recent LADD news releases free of charge, just dial 800-758-5804, extension 501325. These releases are also available via the

Internet @www.prnewswire.com ("Company news").

LADD FURNITURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY AND UNAUDITED)







                                      13 WEEKS ENDED

                               SEPT. 28, 1996    SEPT. 30, 1995


Net sales                     $ 124,094,000    159,144,000

Earnings before interest

 and income taxes                 6,461,000      5,030,000

Interest expense                  3,182,000      2,997,000

Earnings before income taxes      3,279,000      2,033,000

Income tax expense                1,477,000        142,000

Net earnings                  $   1,802,000      1,891,000

Net earnings per common share $        0.23           0.24

Weighted average number of

 common shares outstanding        7,721,165      7,725,805










                                       39 WEEKS ENDED

                              SEPT. 28, 1996(A)  SEPT. 30, 1995(B)


Net sales                       $ 390,034,000      461,521,000

Earnings (loss) before interest

 and income taxes                   1,577,000      (33,353,000)

Interest expense                    8,900,000        8,646,000

Loss before income taxes           (7,323,000)     (41,999,000)

Income tax benefit                  3,295,000       16,591,000

Net loss                        $  (4,028,000)     (25,408,000)

Net loss per common share       $       (0.52)           (3.29)

Weighted average number of

 common shares outstanding          7,722,924        7,718,722




NOTES:

 (A) THE 1996 NINE-MONTH RESULTS INCLUDE A PRETAX RESTRUCTURING CHARGE OF $4.0

 MILLION. (B) THE 1995 NINE-MONTH RESULTS INCLUDE A PRETAX RESTRUCTURING CHARGE

 OF $25.7 MILLION AND A NON-CASH CHARGE OF $10.2 MILLION.